Exhibit (d)(9)
November 2, 2011
DELEGATION OF SIGNATURE AUTHORITY FOR STATOIL ASA
     I, William V. Maloney, Executive Vice President of Statoil ASA, hereby authorize Irene Rummelhoff and Torstein Hole to sign all amendments, consents, instruments, certifications and other documents on behalf of Statoil ASA in all matters relating to, arising from, or in furtherance of the consummation of the transactions (the “Transactions”) contemplated by that certain Agreement and Plan of Merger dated October 17, 2011 by and between Brigham Exploration Company, Statoil ASA and Fargo Acquisition Inc. (the “Merger Agreement”). Such matters include, without limitation: any and all consents requested by Brigham Exploration Company from Statoil ASA to actions by Brigham Exploration Company; any and all filings with the United States Securities and Exchange Commission; any amendments to the Merger Agreement or any other agreement executed in connection therewith; and any other documents that are required or appropriate to further the consummation of the Transactions.
/s/ William V. Maloney
William V. Maloney pr. pr.
Executive Vice President, Statoil ASA

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